EXHIBIT 4.1

Invesco Capital Markets, Inc.

11 Greenway Plaza

Houston, Texas 77046-1173

January 10, 2023

The Bank of New York Mellon

240 Greenwich Street – 22W

New York, New York 10286

Unit Investment Trust Dept.

Re: Invesco Unit Trusts, Taxable Income Series 642

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-268644 for the above mentioned trust. We hereby consent to the use in the Registration Statement of the references to Invesco Capital Markets, Inc. as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

INVESCO CAPITAL MARKETS, INC.

/s/ Tara Baker

Vice President, Business Operations and

Quality Assurance